NORTHWEST NATURAL GAS COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

2010 RESTATEMENT

TABLE OF CONTENTS

1.	Purpose: Effective Date	1

2.	Eligibility	1

3.	Years of Participation; Separation of Service	1

4.	Normal Retirement Benefit	1

5.	Early Retirement Benefit	2

6.	Termination Benefit	2

7.	Time and Form of Payment to Participant	2

8.	Death Benefit	3

9.	Change in Control	4

10.	Administration	10

11.	Claims Procedure	11

12.	Amendment and Termination of the Plan	12

13.	Miscellaneous	13

INDEX OF TERMS

Term	Section	Page

Board	1	1

Change in Control Severance Benefit	9(b)	4
Committee	10(a)	4
Company	1	1

Deferred Comp Plan	4(e)(ii)	1
Disability - SERP	6(e)	2

Early Retirement Date	5(a)	2
Effective Date	1	1
Eligibility Date	2	1
ESRIP	1	1

Final Average Pay	4(c)	1

Normal Retirement Date	4(a)	1

Participant	2	1
Pension Offset	4(e)	2
Plan -SERP	1	1

Qualified Plan	1	1

Separation from Service	3	1
Short Service Factor	4(d)	1

Tier 1 Participant	2	1
Tier 2 Participant	2	1

Year of Participation	3	1

NORTHWEST NATURAL GAS COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

2010 RESTATEMENT

1. Purpose; Effective Date.  The Board of Directors (the “Board”) of Northwest Natural Gas Company (the “Company”) adopts this Supplemental Executive Retirement Plan (the “Plan”) in order to attract and retain highly effective executives by providing retirement benefits in excess of those provided by the Northwest Natural Gas Company Retirement Plan for Non-Bargaining Unit Employees (the “Qualified Plan”). The Plan shall not apply to executives already covered by the Company’s Executive Supplemental Retirement Income Plan (the “ESRIP”). The Plan is intended to constitute an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Plan was adopted effective as of September 1, 2004 (the “Effective Date”) and previously restated effective December 1, 2006.  In order to comply with changes in applicable law and to clarify existing provisions, the Company adopted the 2007 Restatement effective December 20, 2007, except the changes to the second sentence of 3, to 5(b), and to 6(b) were effective September 1, 2004 as though included in the original Plan.  The Plan is further amended by this 2010 Restatement on December __, 2009 effective as of January 1, 2010.

2. Eligibility.  Each executive officer of the Company hired into such office after the Effective Date and each other executive employee of the Company designated by the Organization and Executive Compensation Committee of the Board shall be eligible to participate in the Plan (a “Participant”). “Eligibility Date” means the date as of which the Participant became an executive officer of the Company or the effective date of designation to participate in the Plan, whichever applies. A Participant with an Eligibility Date before December 1, 2006 (a “Tier 1 Participant”) shall be provided full benefits under the Plan and a Participant with an Eligibility Date on or after that date (a “Tier 2 Participant”) shall be provided with Make-Up Benefits as described in 4(f), 5(d), 6(d), 7(d), and 8(d). Participants in the ESRIP shall not be eligible to participate in the Plan.

3. Years of Participation; Separation from Service.  Vesting of benefits, accrual of benefits, and eligibility for retirement shall be based on the Participant’s Years of Participation. “Year of Participation” means a 12-month period elapsed between the Participant’s Eligibility Date and Separation from Service, including fractions of a year for any completed one-month periods.  If participation is not continuous, whole and fractional months shall be aggregated and any remaining fractional month shall be disregarded.  “Separation from Service”, when used in this Plan, shall have the meaning ascribed to such term in Treasury Regulations §1.409A-1(h).

4. Normal Retirement Benefit.

(a) Normal Retirement Date.  A Participant’s “Normal Retirement Date” is the first of the month following Separation from Service at or after attainment of age 65 and completion of five Years of Participation.

(b) Amount of Benefit.  A Tier 1 Participant’s benefit upon Normal Retirement Date shall be a lump sum equal to six times Final Average Pay (FAP) times the Short Service Factor (SSF) minus the Pension Offset (PO) as follows:

Lump sum = (6 x FAP x SSF) - PO

(c) Final Average Pay.  “Final Average Pay” means the annual average determined by taking the sum of the Participant’s Total Compensation for the five (5) consecutive Compensation Years out of the Participant’s final ten (10) Compensation Years with the Company which produce the highest five (5) year total amount, and dividing such sum by five (5).

(i) Total Compensation for any Compensation Year means the sum of (A) plus (B):

(A)           The annual salary approved by the Board and in effect during the Compensation Year; provided, however, that if a Participant’s salary is changed during a Compensation Year, the salary amount included in Total Compensation for that Compensation Year shall be the total amount of salary the Participant earned for services during that Compensation Year or would have earned for services during that Compensation Year if employment had continued at his or her final salary level for the full Compensation Year.

(B)           The annual performance award for the prior calendar year approved by the Board by the beginning of the Compensation Year; provided, however, that the amount of the annual performance award included in Total Compensation for any calendar year after 2009 shall not exceed 125% of the Participant’s target award; provided further, however, that if a Participant has a Separation from Service during the last 61 days of any Compensation Year, Total Compensation for each of the Participant’s final ten (10) Compensation Years shall also be calculated as the sum of the salary in effect for such Compensation Year as determined under (A) plus the annual performance award for the calendar year that ended during such Compensation Year, and these alternate Total Compensation calculations shall be used if the resulting Final Average Pay is higher.

(ii) Compensation Year means the twelve (12) month period from March 1 to February 28/29, including any partial portion of such period preceding a Separation from Service.

(d) Short Service Factor.  “Short Service Factor” means a percentage calculated by dividing the Tier 1 Participant’s Years of Participation at Separation from Service by 15, not to exceed 100 percent.

(e) Pension Offset.  “Pension Offset” means a lump sum amount equal to the combined actuarial equivalent value of the following:

(i) The Tier 1 Participant’s benefit payable at age 65 under the Qualified Plan in the normal form provided by that plan;

(ii) The make-up benefit payable at age 65 provided by any elective nonqualified deferred compensation plan of the Company (a “Deferred Comp Plan”) on account of the reduction in benefits under the Qualified Plan and under Social Security resulting from deferral of compensation under the Deferred Comp Plan; and

(iii) The Tier 1 Participant’s Social Security benefit payable at age 65, as estimated by the Committee based on the Tier 1 Participant’s total compensation in the most recent full calendar year and an assumed rate of increase over a full working career.
(f) Make-Up Benefit.  A Tier 2 Participant’s benefit upon Normal Retirement Date shall be equal to the amount, if any, by which the Tier 2 Participant’s benefit under the Qualified Plan would be greater than the actual benefit payable under the Qualified Plan upon Normal Retirement Date in the absence of both the following limits:

(i) The limit provided by Section 401(a)(17) of the Internal Revenue Code on compensation counted under the Qualified Plan.

(ii) The limit provided by Section 415(b) of the Internal Revenue Code on benefits payable under the Qualified Plan.

(g) Deferred Compensation.  The Tier 2 Participant’s Qualified Plan benefit calculated without the limits in (f)(i) and (ii) shall treat salary and bonus deferred by the Tier 2 Participant under the Northwest Natural Gas Company Deferred Compensation Plan for Directors and Executives or the predecessor to such plan as though it had been paid to or received by the Tier 2 Participant in the year when the deferral occurred, but only to the extent such salary and bonus is not counted in the calculation of a supplemental retirement benefit payable to the Tier 2 Participant under Section 8 of such plan.

5. Early Retirement Benefit.

(a) Early Retirement Date.  A Participant’s “Early Retirement Date” is the first of the month following Separation from Service at or after attainment of age 55 and completion of 15 Years of Participation and before attainment of age 65.

(b) Amount of Benefit.  A Tier 1 Participant’s benefit upon Early Retirement Date shall be a lump sum determined under the same formula in 4(b) as the benefit at Normal Retirement Date, with the same defined terms, subject to the following additional detail in the definition of Pension Offset.  The value of the Qualified Plan benefit and the make-up benefit provided by the Deferred Comp Plan shall be based on the value at age 65 of the benefits payable at age 65, even if those benefits start before age 65. The value of the Social Security benefit shall be determined as of the later of the Tier 1 Participant’s  Early Retirement Date or the date the Tier 1 Participant will attain age 62 assuming payments commence on that determination date and, if determined as of a future date, based on the assumptions of no earnings after Early Retirement Date and future increases in the national average wage index used to calculate Social Security benefits based on the intermediate assumptions in the most recent report of the Social Security trustees.

(c) Reduction for Commencement Before Age 60.  The Tier 1 Participant’s benefit upon Early Retirement Date shall be reduced by five percent for each year by which Early Retirement Date precedes the first of the month following the Tier 1 Participant’s 60th birthday, with interpolation for a partial year based on one-twelfth of the full five percent for each month.

(d) Make-Up Benefit.  A Tier 2 Participant’s benefit upon Early Retirement Date shall be the same as the Tier 2 Participant’s benefit upon Normal Retirement Date, except the calculation shall be based on the Qualified Plan benefit as of the Early Retirement Date without the limits described in 4(f)(i) and (ii) and based on deferred salary and bonus as provided in 4(g).

6. Termination Benefit.

(a) Vesting.  A Participant shall become vested in benefits under the Plan upon completing five Years of Participation, upon suffering a Disability, or when entitled to a Change in Control Severance Benefit as provided in 9(a). A Participant whose employment with the Company terminates prior to vesting shall forfeit any right to benefits under the Plan, subject to reinstatement of such right upon rehire into a position with the Company eligible to participate in the Plan. A Participant whose Separation from Service with the Company occurs after becoming vested and before qualifying for Early or Normal Retirement Date shall be paid a termination benefit.

(b) Amount of Benefit.  A Tier 1 Participant’s termination benefit shall be determined under the same formula in 4(b) as the benefit at Normal Retirement Date, with the same defined terms, subject to the following additional detail in the definition of Pension Offset.  The Pension Offset shall be calculated the same as on Early Retirement Date, except the value of Social Security benefits shall be determined as of the date the Tier 1 Participant will attain age 65 assuming that payments commence on that date and based on the assumptions of future earnings continuing at the Participant’s last pay rate with the Company and future cost of living adjustments and increases in the national average wage index used to calculate Social Security benefits based on the intermediate assumptions in the most recent report of the Social Security trustees.

(c) Reduction for Commencement Before Age 60.  The Tier 1 Participant’s termination benefit shall be reduced by five percent for each year by which the first of the month following Separation from Service precedes the first of the month following the Participant’s 60th birthday, with interpolation for a partial year based on one-twelfth of the full five percent for each month. This paragraph (c) shall not reduce the Tier 1 Participant’s benefit below 40 percent of the amount payable at age 60.

(d) Make-Up Benefit.  A Tier 2 Participant’s termination benefit shall be the same as the Tier 2 Participant’s benefit upon Normal Retirement Date, except the calculation shall be based on the Qualified Plan benefit, without the limits described in 4(f)(i) and (ii) and based on deferred salary and bonus as provided in 4(g), as of the date the Tier 2 Participant’s benefit commences as provided in 7(d).

(e) Disability.  “Disability” means a termination of employment because of absence from duties with the Company for 180 consecutive days as a result of the Participant’s incapacity due to physical or mental illness or injury, unless within 30 days after a written notice of termination is given following such absence the Participant returns to full-time performance of Company duties.

7. Time and Form of Payment to Participant.

(a) Lump Sum.  Except as provided in (b), (c), and (f), benefits shall be paid to a Tier 1 Participant in a lump sum of cash within 30 days following the Tier 1 Participant’s Separation from Service.

(b) Optional Annuity Forms.  A Tier 1 Participant can receive payment of the Normal Retirement benefit described in Section 4 or the Early Retirement benefit described in Section 5 in any of the standard or optional annuity forms of benefit described in 6.01 and 6.02 of the Qualified Plan, other than a joint and survivor annuity upon marriage or remarriage after the annuity starting date.

(c) Election of Annuity Form.  A Tier 1 Participant may elect to receive payment of the benefit amounts described in Sections 4 or 5 in an annuity form of benefit in lieu of a lump sum at any time by delivering written notice of the election to the Committee.  The election shall take effect 12 months following the date on which it is delivered to the Committee.  If the Tier 1 Participant has a Separation from Service less than 12 months following the date the election is delivered or if the total benefit is no more than the applicable dollar amount under Internal Revenue Code section 402(g)(1)(B) (which is $16,500 in 2010), benefits shall be paid in a lump sum.  An election to receive an annuity form of benefit must specify a date for commencement of annuity payments that is at least five years after Separation from Service.  However, a Tier 1 Participant may elect no later than December 31, 2008, to receive an annuity form of benefit in lieu of a lump sum commencing with the first month following Separation from Service without a five-year delay in commencement and such election shall be effective immediately without a 12-month delay in effectiveness.  A Tier 1 Participant who has elected to receive an annuity form of benefit may choose which of the annuity forms described in (b) will be paid, and to change such choice, at any time at least 30 days before the first day of the month in which annuity payments commence.  If the Tier 1 Participant does not make a timely election under this 7(c), the annuity benefit shall be paid in the default annuity form applicable to the Tier 1 Participant under the Qualified Plan.

(d) Make-Up Benefit.  Except as provided in (f) and (g), benefits shall be paid to a Tier 2 Participant in one of the standard or optional annuity forms of benefit described in 6.01 and 6.02 of the Qualified Plan, other than a joint and survivor annuity upon marriage or remarriage after the annuity starting date, as selected by the Tier 2 Participant in accordance with the rules of the Qualified Plan, commencing upon a Separation from Service as follows:

(i) If the Tier 2 Participant is eligible to receive normal retirement benefits under the Qualified Plan based on having reached age 62 at the time of Separation from Service, and therefore receives an amount of benefits under this Plan calculated consistently therewith, the annuity shall commence with the first month following the Separation from Service.

(ii) If the Tier 2 Participant is eligible to receive early retirement benefits under the Qualified Plan based on having satisfied the Rule of 70 at the time of Separation from Service, and therefore receives an amount of benefits under this Plan calculated consistently therewith, the annuity shall commence with the first month following the later of the Tier 2 Participant’s 55th birthday or the Tier 2 Participant’s Separation from Service.

(iii) Disability retirement benefits have been eliminated under the Qualified Plan effective as of January 1, 2010.  If at any time before January 1, 2011, the Tier 2 Participant is eligible to receive disability retirement benefits under the terms of the Qualified Plan as in effect prior to January 1, 2010, the annuity under this Plan shall be calculated as if the Qualified Plan had not been amended to eliminate disability retirement benefits, and the annuity shall commence with the first month following the later of the Tier 2 Participant’s 55th birthday or the Tier 2 Participant’s Separation from Service.  If a Tier 2 Participant becomes disabled on or after January 1, 2011, this 7(d)(iii) shall not apply.

(iv) If the Tier 2 Participant is not eligible to receive normal retirement benefits, early retirement benefits or disability retirement benefits as referred to in (i), (ii) or (iii), but is eligible to receive termination benefits under this Plan, the annuity shall commence with the first month following the Tier 2 Participant’s 62nd birthday.

(v) If the Tier 2 Participant’s surviving spouse is eligible to receive death benefits under the Qualified Plan as a result of the Tier 2 Participant’s death before commencement of benefits under this Plan, the annuity shall commence in the month that benefits would have commenced as provided in this 7(d) if the Tier 2 Participant had a Separation from Service on the date of death (or on the Tier 2 Participant’s actual Separation from Service, if earlier) and then survived until benefits had commenced.

(vi) If the Tier 2 Participant elects a form of annuity benefit under the Qualified Plan at least 30 days prior to the first day of the month in which the benefit under this 7(d) is required to commence, the annuity benefit shall be paid in the same annuity form as selected under the Qualified Plan.  If the Tier 2 Participant does not make a timely election under this 7(d), the annuity benefit shall be paid in the default annuity form applicable to the Tier 2 Participant under the Qualified Plan.

(e) Actuarial Equivalency.  The amount payable in any of the annuity forms provided in (b) shall be the actuarial equivalent of the lump sum in (a), or of the amount described in 4(f), 5(d), or 6(d), based on the actuarial assumptions used for determining equivalent benefits under the Qualified Plan at the time of the Participant’s commencement of benefits.

(f) 6-Month Delay for Specified Employees.  For a Participant who is a key employee as defined in Section 416(i) of the Internal Revenue Code for the plan year of Separation from Service, payment of a lump sum or commencement of monthly annuity benefits shall be postponed until the first day of the seventh calendar month following the Participant’s Separation from Service.  All amounts due before the first day of the seventh calendar month shall be paid to the Participant as soon as practicable after that day together with interest from the date each payment otherwise would have been payable until the date actually paid.  Interest for any period will be paid at the same rate applicable for that period under Section 6(f) of the Company’s Deferred Compensation Plan for Directors and Executives.

(g) Small Benefit Cash Out.  If the actuarial equivalent lump sum present value of a Tier 2 Participant’s benefits, based on the actuarial assumptions used for determining equivalent benefits under the Qualified Plan at the time of the Participant’s commencement of benefits, is no more than the applicable dollar amount under Internal Revenue Code section 402(g)(1)(B) (which is $16,500 in 2010), the benefit shall be paid as a lump sum in such amount at the time annuity payments would have otherwise commenced under 7(d).

8. Death Benefit.

(a) Beneficiary.  If a Tier 1 Participant dies before Separation from Service, a death benefit shall be paid to the Beneficiary designated by the Tier 1 Participant on a written form prescribed by the Committee. A designation made by the Tier 1 Participant shall remain in effect until changed by a subsequent designation. If no Beneficiary has been designated or no person designated by the Tier 1 Participant survives, the Beneficiary shall be the following in order of priority:

(i) The Participant’s surviving spouse.

(ii) The Participant’s surviving children in equal shares.

(iii) The Participant’s estate.

(b) Amount of Benefit.  The death benefit shall have a lump sum value equal to 50 percent of the amount determined under the formula in 4(b) for the benefit at Normal Retirement Date, calculated on the basis of the Tier 1 Participant’s Final Average Pay, Years of Participation, and Pension Offset determined as of the day before death.

(c) Form of Payment.  The amount calculated under (b) shall be converted to an actuarial equivalent single life annuity for the life of the Beneficiary commencing on the first of the month following the date of death, except as follows.  If the lump sum value is no more than the applicable dollar amount under Internal Revenue Code section 402(g)(1)(B) (which is $16,500 in 2010), the lump sum shall be paid to the Beneficiary within 30 days after the date of death in lieu of a life annuity.  Actuarial equivalency shall be based on the actuarial assumptions used for determining equivalent benefits under the Qualified Plan at the time of the Tier 1 Participant’s death.

(d) Make-Up Benefit.  If a Tier 2 Participant dies with a surviving spouse entitled to a death benefit under the Qualified Plan, a death benefit shall be payable to the surviving spouse commencing at the date determined under 7(d) equal to the amount, if any, by which the Qualified Plan death benefit would be greater than the actual death benefit calculated as of that date under the Qualified Plan in the absence of the limits in 4(f)(i) and (ii) and based on deferred salary and bonus as provided in 4(g).

9. Change in Control.

(a) Enhancements.  Each Participant who becomes entitled to a Change in Control Severance Benefit shall be provided enhanced benefits as follows:

(i) All Participants shall be fully vested in benefits under the Plan, regardless of Years of Participation.

(ii) Tier 1 Participants shall be credited with three additional Years of Participation beyond those the Participant has actually completed.

(iii) The make-up benefit provided for Tier 2 Participants under 4(f), 5(d), 6(d), 7(d), and 8(d) shall be calculated by subtracting the Tier 2 Participant’s Qualified Plan benefit calculated as of the applicable benefit commencement date under 7(d) from a Qualified Plan benefit that is calculated as of the same date without the limits described in 4(f)(i) and (ii), that counts deferred salary and bonus as provided in 4(g), and that is based on the Tier 2 Participant’s actual years of service credited for benefits under the Qualified Plan plus three additional years.

(b) Change in Control Severance Benefit.  “Change in Control Severance Benefit” means, for any Participant who is party to a Change in Control Severance Agreement with the Company, the severance benefit provided for in such agreement; provided, however, that such severance benefit is a “Change in Control Severance Benefit” for purposes of the Plan only if, under the terms of the Participant’s Change in Control Severance Agreement, the Participant becomes entitled to the severance benefit (i) after a change in control of the Company has occurred, (ii) because the Participant’s employment with the Company has been terminated by the Participant for good reason in accordance with the terms and conditions of the Change in Control Severance Agreement or by the Company other than for cause or disability, and (iii) because the Participant has satisfied any other conditions or requirements specified in the Change in Control Severance Agreement and necessary for the Participant to become entitled to receive the severance benefit. Under no circumstances will a Participant who is not party to a Change in Control Severance Agreement be deemed to become entitled to a Change in Control Severance Benefit for purposes of the Plan. For purposes of this Section 9(b), the terms “change in control,” “good reason,” “cause” and “disability” shall have the meanings as may be set forth in the Participant’s Change in Control Severance Agreement, if any.

(c) Possible Benefit Recalculation.  With respect to any Participant who is party to a Change in Control Severance Agreement, it may be the case that (i) the Participant’s employment with the Company is terminated prior to a “change in control” of the Company (as defined in the Participant’s Change in Control Severance Agreement), (ii) a change in control of the Company occurs after such termination, and (iii) the Participant then becomes entitled to a Change in Control Severance Benefit. If, after such termination of employment and prior to the time that the Participant becomes entitled to a Change in Control Severance Benefit, benefit payments to the Participant have started under the Plan, then, at such time thereafter as the Participant becomes entitled to a Change in Control Severance Benefit, the benefits payable to the Participant under the Plan shall be retroactively recalculated to reflect the enhancements described in Section 9(a). To the extent that the amount of the benefit payments paid to the Participant prior to such recalculation is less than the amount of such payments as so recalculated, the difference will be paid to the Participant in a cash lump sum (without interest) as soon as practicable after the change in control of the Company.

10. Administration.

(a) Committee Duties.  This Plan shall be administered by the Organization and Executive Compensation Committee of the Board (the “Committee”). The Committee shall have responsibility for the general administration of the Plan and for carrying out its intent and provisions. The Committee shall interpret the Plan and have such powers and duties as may be necessary to discharge its responsibilities. The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

(b) Binding Effect of Decisions.  The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

11. Claims Procedure.

(a) Claim.  Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practicable.

(b) Denial of Claim.  If the claim or request is denied, the written notice of denial shall state:

(i) The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

(ii) A description of any additional material or information required and an explanation of why it is necessary; and

(iii) An explanation of the Plan’s claim review procedure.

(c) Review of Claim.  Any person whose claim or request is denied or who has not received a response within 30 days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

(d) Final Decision.  The decision on review shall normally be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

12. Amendment and Termination of the Plan.

(a) Amendment.  The Board may at any time amend the Plan in whole or in part; provided, however, that no amendment shall without the consent of each affected Participant (i) decrease the Participant’s benefit accrued under 4 as of the date of amendment, or (ii) accelerate the payment of benefits under the Plan. The Board shall have the right to apply an amendment retroactively, including any amendment necessary to comply with restrictions on nonqualified deferred compensation provided by Section 409A of the Internal Revenue Code.

(b) Partial Termination.  The Board may at any time partially terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Company. Upon partial termination, no further benefits shall accrue under the Plan, which shall continue for the purpose of paying benefits accrued under the Plan as of the partial termination date as they become payable.

(c) Complete Termination.  The Board may completely terminate the Plan, provided such termination is covered by an exception (set forth in regulations or other guidance of the Internal Revenue Service) to the prohibition on acceleration of deferred compensation.  In that event, on the effective date of the complete termination, the Plan shall cease to operate and the Company shall determine the lump sum present value of each Participant’s benefit rights under the Plan as of the close of business on such effective date.  The Company shall pay out such present value to the Participant in a single lump sum as soon as practicable after such effective date.

13. Miscellaneous.

(a) Unsecured General Creditor.  Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims or interests in any mutual funds, other investment products or the proceeds therefrom owned or which may be acquired by the Company. Except as provided in (b), any and all of the Company’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future, and the rights of Participants and beneficiaries shall be no greater than those of unsecured general creditors of the Company.

(b) Trust Fund.  The Company shall be responsible for the payment of all benefits provided under the Plan. The Company shall establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits, but the Company shall have no obligation to contribute to such trusts except as specifically provided in the applicable trust documents. Such trust or trusts shall be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.

(c) Non-assignability.  Neither a Participant nor any other person shall have the right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be non-assignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

(d) Not a Contract of Employment.  The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, and the Participants (and their Beneficiaries) shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge the Participant at any time.

(e) Withholding; Payroll Taxes.  The Company shall withhold from payments made hereunder any taxes required to be withheld from such payments under federal, state or local law. When the value of a Participant’s benefits under the Plan becomes subject to FICA tax, as determined by applicable law, the Participant’s share of FICA shall be withheld from other non-deferred compensation payable to the Participant. Any amount not covered by such withholding shall be paid by the Participant to the Company out of other funds.

(f) Payment to Guardian.  If a benefit under the Plan is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Plan benefit to the guardian, legal representative or person responsible for the care and custody of such minor, incompetent or person. The Committee may require proof of incompetence, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Committee and the Company from all liability with respect to such benefit.

(g) Governing Law.  The provisions of this Plan shall be construed and interpreted according to the laws of the State of Oregon, except as preempted by federal law.

(h) Validity.  In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provisions had never been inserted herein.

(i) Notice.  Any notice or filing required or permitted to be given to the Company or the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Secretary of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

(j) Successors.  The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

The foregoing 2010 Restatement was approved by the Board of Directors of Northwest Natural Gas Company on December 17, 2009.

NORTHWEST NATURAL GAS COMPANY

By:    __________________________

Attest:        _______________________________